Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statement on Form S-8 of The Toronto-Dominion Bank filed with the U.S. Securities and Exchange Commission and in the related prospectus of our reports dated December 2, 2009 with respect to the consolidated balance sheet of The Toronto-Dominion Bank (the “Bank”) as at October 31, 2009 and 2008 and the consolidated statements of income, changes in shareholders’ equity, comprehensive income and cash flows for each of the years in the three year period ended October 31, 2009 and the effectiveness of internal control over financial reporting of the Bank as at October 31, 2009 appearing in the Annual Report (Form 40-F) dated December 3, 2009.
Our audits also included the reconciliation of Canadian and U.S. Generally Accepted Accounting Principles as at October 31, 2009 and 2008 and for each of the years in the three year period ended October 31, 2009 in the Reconciliation of Canadian and U.S. Generally Accepted Accounting Principles listed in Exhibit 99.4 of the Form 40-F identified above. This exhibit is the responsibility of the Bank’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the information in the exhibit referred to above as at October 31, 2009 and 2008 and for each of the years in the three year period ended October 31, 2009 when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in the Reconciliation of Canadian and United States Generally Accepted Accounting Principles, on November 1, 2008, the Bank adopted Statement of Financial Accounting Standards No. 159 (codified in FASB ASC Topic 825 — The Fair Value Option for Financial Assets and Financial Liabilities) and the remaining provisions of Statement of Financial Accounting Standards No. 158 (codified in FASB ASC Topic 715-20-65, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans) that requires the benefit obligation and plan assets to be measured at the fiscal year end date. In addition, the Bank adopted FSP FAS 115-2 and FAS 124-2 (codified in FASB ASC Topic 310-10-35, Recognition and Presentation of Other-Than-Temporary Impairments) effective May 1, 2009.

Toronto, Canada
/s/ Ernst & Young LLP
October 1, 2010	Chartered Accountants Licensed Public Accountants